UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 29, 2025

OppFi Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39550	85-1648122
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
130 E. Randolph Street, Suite 3400
Chicago, Illinois 60601
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (312) 212-8079
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	OPFI	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	OPFI WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2025, Opportunity Financial, LLC, a Delaware limited liability company (“OppFi-LLC”) and subsidiary of OppFi Inc., a Delaware corporation (the “Company”), Opportunity Funding SPE IX, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of OppFi-LLC (the “Borrower”), OppWin, LLC and OppWin BPI, LLC, each a Delaware limited liability company and wholly owned subsidiary of OppFi-LLC, each as sellers, UMB Bank, N.A., as administrative agent and collateral agent, Randolph Receivables 2 LLC, as a lender and as Castlelake Representative, and the lenders party thereto entered into a senior secured Revolving Credit Agreement (the “Agreement”), by and among OppFi-LLC, the Borrower, OppWin, LLC, OppWin BPI, LLC, UMB Bank, N.A., Randolph Receivables 2 LLC, and the other lenders party thereto. The Agreement provides for maximum borrowings of $150.0 million at an interest rate equal to the Term Secured Overnight Financing Rate plus 6.00% and a maturity date of September 29, 2029.

The Agreement is subject to a borrowing base and various financial covenants, including minimum tangible net worth, liquidity and maximum consolidated debt to tangible net worth. Outstanding obligations under the Agreement may be prepaid beginning on September 29, 2026, subject to prepayment premiums. In addition, the Borrower is subject to certain mandatory prepayment requirements in the event borrowings under the Agreement exceed the borrowing base. The Agreement contains customary events of default and termination events for agreements of this nature, including, but not limited to, failure to make payments under the Agreement when due, cross default, breach of the Agreement, misrepresentation and bankruptcy.

The Company intends to use the proceeds of the Agreement to support its ongoing growth in finance receivables. In addition, a portion of the proceeds was used to repay the outstanding borrowings under, and terminate, that certain Revolving Credit Agreement, dated as of December 14, 2022 (as amended, the “Prior SPV IX Agreement”), by and among OppFi-LLC, the Borrower, the other credit parties and guarantors thereto, UMB Bank, N.A., as administrative agent and collateral agent, Randolph Receivables LLC, as Castlelake Representative, and the lenders party thereto.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarterly period ending September 30, 2025.

Item 1.02 Termination of a Material Definitive Agreement.

Effective September 29, 2025, in connection with the closing of the Agreement, the Borrower terminated the Prior SPV IX Agreement and used a portion of the proceeds of the Agreement to repay the approximately $79.0 million in outstanding obligations under the Prior SPV IX Agreement. The Prior SPV IX Agreement provided for maximum borrowings of $150.0 million and was due to mature on December 14, 2026. The Borrower did not incur any early termination penalties in connection with the termination of the Prior SPV IX Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the termination of Prior SPV IX Agreement set forth in Item 1.02 of this Current Report on Form 8-K is incorporated by reference in this Item 2.04.

Item 7.01 Regulation FD Disclosure.

On October 2, 2025, the Company issued a press release announcing the entrance into the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This information in this Item 7.01 and the information contained in Exhibit 99.1 attached hereto is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as may be expressly set forth by specific reference in any such filing, regardless of any general incorporation language in the filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated October 2, 2025.
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 2, 2025	OppFi Inc.

	By:	/s/ Pamela D. Johnson
Pamela D. Johnson
Chief Financial Officer